Exhibit 10.1

On December 16, 2009 Encorium Oy, Encorium Group, Inc.'s (the "Company") wholly-owned Finnish subsidiary, entered into a three year term loan facility in the amount of EURO 700,000 with Finnvera plc, a specialized financing company owned by the Finnish state ("Finnvera").

Interest on the Finnvera loan facility was originally set at 6-month Euribor, plus 2.35% with interest and principal payments originally payable every six months until December 16, 2012, with the first installment due on June 16, 2010. By amendments dated June 23, 2010, December 16, 2010 and April 8, 2011 the term of the Finnvera loan facility was extended by 12 months to December 16, 2013 with the first installment moved to December 16, 2011.  Interest on the Finnvera loan facility was also modified to 6-month Euribor, plus 4.0%. No other terms of the Finnvera Loan Agreement were modified.